Exhibit 5.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

March 26, 2021

Bilander Acquisition Corp.
Four Embarcadero Center, Suite 2100
San Francisco, CA 94111

Ladies and Gentlemen:

Bilander Acquisition Corp., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 17,250,000 units of the Company (the “Units”), including 2,250,000 Units subject to the Underwriters’ (as defined below) over-allotment option, as described in the Registration Statement. Each Unit consists of:

(i)	one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Shares”) for an aggregate of up to 17,250,000 (including up to 2,250,000 Shares included in the Units subject to the Underwriters’ over-allotment option); and

(ii)	one-sixth of one warrant (collectively, the “Warrants”), with each Warrant entitling the holder to purchase one Share, for an aggregate of up to 2,875,000 Warrants (including up to 375,000 Warrants included in the Units subject to the Underwriters’ over-allotment option) to be issued under a warrant agreement (the “Warrant Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (the “Warrant Agent”),

offered pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc. and Evercore Group L.L.C., as representatives of the underwriters named therein (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals,

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(iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	Each Unit, when such Unit has been delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

2.	Each Warrant included in the Units, when such Unit has been delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

3.	Each Share included in the Units, when such Unit has been delivered to and paid for by the Underwriter in accordance with the terms of the Underwriting Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed that at or prior to the time of the delivery of any Units, (i) the Board of Directors of the Company shall have duly established the terms of the Units, Shares and Warrants included therein and duly authorized the issuance and sale of the Units and such authorization shall not have been modified or rescinded; (ii) the Company is, and shall remain, validly existing as a corporation under the laws of the State of Delaware; (iii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (iv) the Warrant Agreement to be entered into in connection with the Warrants has been duly authorized, executed and delivered by the Warrant Agent and the Company, and is a valid, binding and enforceable agreement of each party thereto; and (v) there shall not have occurred any change in law affecting the validity or enforceability of the Units or the Warrants included therein. We have also assumed that the (i) terms of any security whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by the Company of any such security (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company and (ii) the Warrant Agreement will be governed by the laws of the State of New York.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus.

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In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP